Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Philip Kranz
Dresner Corporate Services
312-780-7240
Kristine Walczak
Dresner Corporate Services
312-780-7205
Calamos Asset Management, Inc. Reports First Quarter 2008 Results
     NAPERVILLE, Ill., April 22, 2008 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today reported results for the first quarter of 2008. First quarter revenues decreased to $110.7 million from $115.7 in the prior year while operating income decreased to $44.4 million from $50.2 million. Net income in the first quarter was $449,000 compared to $7.5 million in the prior year. Current quarter operating income, after giving effect to income taxes, contributed $0.27 per diluted share to the company’s results compared to $0.30 per share in the same period a year ago. Overall diluted earnings per share were $0.02 in the current quarter and were negatively impacted by non-operating losses of $0.25 per share, after income taxes, mainly attributable to unrealized market depreciation on the company’s consolidated partnerships and offshore funds. Diluted earnings per share were $0.32 for the same period a year ago. Additionally today, the company declared a regular quarterly dividend of 11 cents per share, payable on May 28, 2008 to shareholders of record on May 13, 2008.
     “We have taken steps to control expenses in this difficult period and are satisfied with the cost containment efforts that we have completed,” said John P. Calamos, Sr., Chairman and Chief Executive Officer. “While the changes in our run rate were modest in the first quarter, we expect these steps to gain greater traction in the form of decreased operating expenses during the rest of the year. In the meantime, we have undertaken a number of strategies that will help us grow our business including the launch of two exciting new products, an emerging markets fund, which gives investors access to investments in developing countries, and our 130/30 long-short mutual fund strategy.”
     During the first quarter the company purchased 888,700 shares at an aggregated cost of $21.9 million under its existing buyback program, representing 4.3% of its outstanding Class A common stock as of December 31, 2007.
Assets Under Management
     Assets under management as of March 31, 2008 fell 11% to $40.9 billion from $46.2 billion at the previous quarter’s end. The decrease in assets under management of $5.3 billion during the quarter was comprised of $5.0 billion in market depreciation and net redemptions of $343 million. Average assets under management were $41.9 billion during the first quarter of 2008, compared to $43.8 billion for the same period one year ago.
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CALAMOS ASSET MANAGEMENT, INC.

Operating Results
     First quarter 2008 revenues were $110.7 million, a 4% decrease from $115.7 million in the first quarter of 2007, resulting mostly from a 4% decrease in average assets under management. Operating expenses were $66.3 million, a 1% increase from $65.5 million in the prior-year quarter. The increase in operating expenses was mainly due to increases in employee compensation and benefits expenses, and higher general and administrative expenses resulting from higher headcount.
     Our focus is to better align our expense structure with our decreasing revenues, which we believe are driven by prevailing market volatility. To do so, we completed a staff reduction of 28 associates, or 7%, in February 2008. However, we continue to redeploy resources to areas that we view as key growth opportunities, specifically, institutional, wealth management, global expansion and retirement plan distribution. In addition, our Chief Executive Officer and our Co-Chief Investment Officer have temporarily reduced their base salaries by nearly one million dollars in aggregate for 2008 as part of these efforts. We expect the full impact of these efforts to be reflected as reductions in compensation and benefits expenses in the second quarter of 2008.
     Operating income was $44.4 million for the first quarter of 2008, compared with $50.2 million for the same period a year ago. Operating margin was 40.1% for the first quarter of 2008 and 43.3% for the year-earlier period. Operating income, after giving effect to income taxes, contributed $0.27 per diluted share in the first quarter of 2008 versus $0.30 in the prior-year period.
Non-Operating Results
     Total other income (expense), net was a net expense of $41.6 million for the first quarter of 2008, compared to a net income of $3.1 million for the first quarter of 2007. The decrease in total other income (expense), net for the three months ended March 31, 2008, compared to the prior-year quarter, was mostly due to unrealized market depreciation of $36.6 million in the current quarter, primarily on our investments in consolidated partnerships and offshore funds, after giving effect to minority interests’ investment in those products.
     As a point of reference, in the fourth quarter of 2007 we launched four offshore funds and seeded these funds with $200 million, consistent with our practice of investing alongside our clients. We view this investment as a component of our $834 million corporate investment portfolio at March 31, 2008, which is primarily comprised of products managed by us. Because our ownership in these funds represents more than 50% of the funds’ assets, we are required to consolidate these portfolios with our financial results. As such, market appreciation and depreciation of our investment in these funds is included in non-operating income (expense), net in our consolidated statement of operations. This accounting treatment of the market depreciation in the first quarter was the primary driver of the decrease in earnings. This consolidation may no longer be required once our investment represents less than 50% of the relevant funds’ total assets and at that point future market appreciation and depreciation would be included as a component of stockholders’ equity.
     Further, net interest expense was $7.3 million in the first quarter of 2008 and reflects an increase in interest expense of $6.1 million related to the private debt offering that closed during the third quarter of 2007.
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CALAMOS ASSET MANAGEMENT, INC.

     Net income for the first quarter of 2008 was $449,000, compared to $7.5 million reported for the first quarter 2007. Diluted earnings per share were $0.02 in the current quarter and were negatively impacted by non-operating losses of $0.25 per share, after income taxes. This negative impact was mainly attributable to unrealized market depreciation on the company’s consolidated partnerships and offshore funds. Diluted earnings per share were $0.32 in the prior-year period.
     Management will hold an investor conference call at 5 p.m. Eastern time on Tuesday, April 22nd. To access the live call and view management’s presentation, click on the Investor Relations tab at www.calamos.com. Alternatively, participants may listen to the live call by dialing 800-379-3942 (706-679-7206 outside the U.S.), then entering conference ID number 42989836. A replay of the call will be available until the end of the day on May 6th by dialing 800-642-1687 (706-645-9291 outside the U.S.), then entering conference ID number 42989836. A webcast also will be available on the Investor Relations section of http://www.calamos.com for 90 days.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, fixed income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
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CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc.
Unaudited Consolidated Condensed Statements of Operations
(in thousands, except share data)

	Three Months Ended March 31,
	2008	2007

Revenues:
Investment management fees	$77,274	$78,475
Distribution and underwriting fees	32,470	36,181
Other	949	1,044

Total revenues	110,693	115,700
Expenses:
Employee compensation and benefits	23,460	20,766
Distribution and underwriting expense	24,158	25,027
Amortization of deferred sales commissions	6,120	7,878
Marketing and sales promotion	3,036	3,482
General and administrative	9,490	8,392

Total operating expenses	66,264	65,545

Operating income	44,429	50,155
Total other income (expense), net	(41,569)	3,137

Income before minority interest in Calamos Holdings LLC and income taxes	2,860	53,292
Minority interest in Calamos Holdings LLC	2,108	40,708

Income before income taxes	752	12,584
Income taxes expense	303	5,050

Net income	$449	$7,534

Earnings per share, basic	$0.02	$0.32

Weighted average shares outstanding, basic	20,337,038	23,324,182

Calculation of earnings per share, diluted, assuming exchange of membership units:
Income before minority interest in Calamos Holdings LLC and income taxes	$2,860	$53,292
Impact of income taxes	1,153	21,386

Earnings available to common shareholders	$1,707	$31,906

Earnings per share, diluted	$0.02	$0.32

Weighted average shares outstanding, diluted	97,621,495	100,764,966

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CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Quarter Ended March 31,		Change
	2008	2007	Amount	Percent

Mutual Funds
Beginning assets under management	$34,835	$33,704	$1,131	3%
Net redemptions	(449)	(1,952)	1,503	77
Market appreciation (depreciation)	(3,728)	334	(4,062)	NM

Ending assets under management	30,658	32,086	(1,428)	4

Average assets under management	31,403	33,011	(1,608)	5

Separate Accounts
Beginning assets under management	11,373	11,021	352	3
Net purchases (redemptions)	106	(679)	785	NM
Market appreciation (depreciation)	(1,231)	122	(1,353)	NM

Ending assets under management	10,248	10,464	(216)	2

Average assets under management	10,501	10,770	(269)	2

Total Assets Under Management
Beginning assets under management	46,208	44,725	1,483	3
Net redemptions	(343)	(2,631)	2,288	87
Market appreciation (depreciation)	(4,959)	456	(5,415)	NM

Ending assets under management	40,906	42,550	(1,644)	4

Average assets under management	$41,904	$43,781	$(1,877)	4%

	At March 31,		Change
	2008	2007	Amount	Percent

Mutual Funds
Open-end funds	$23,784	$25,706	$(1,922)	7%
Closed-end funds	6,874	6,380	494	8

Total mutual funds	30,658	32,086	(1,428)	4
Separate Accounts
Institutional accounts	4,875	4,849	26	1
Managed accounts	5,256	5,482	(226)	4
Alternative investments	117	133	(16)	12

Total separate accounts	10,248	10,464	(216)	2

Ending assets under management	$40,906	$42,550	$(1,644)	4%

	At March 31,		Change
Assets by Strategy	2008	2007	Amount	Percent

Equity	$19,103	$21,050	$(1,947)	9%
Balanced	12,636	12,716	(80)	1
Convertible	4,626	4,528	98	2
High Yield	2,640	2,977	(337)	11
Alternative	1,736	1,279	457	36
Fixed Income	102	—	102	NM
Money Market	63	—	63	NM

Ending assets under management	$40,906	$42,550	$(1,644)	4%

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